Filed Pursuant to Rule 424(b)(4)
Registration No. 333-115247

PROSPECTUS SUPPLEMENT

To Prospectus dated June 2, 2004
and supplemented by the
Prospectus Supplements,
dated June 8, 2004, June 15, 2004, June 17, 2004, June 21, 2004, July 12, 2004,
August 3, 2004, May 6, 2005, May 16, 2005, May 26, 2005 and June 22, 2005

of

MIVA, INC.

     Scripps Ventures, LLC (“Scripps”) sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

•	75,000 shares on November 23, 2005 at an average price of $5.22 per share;
•	16,669 shares on November 25, 2005 at an average price of $5.19 per share; and
•	13,899 shares on November 28, 2005 at an average price of $5.18 per share.

This sale was effected by UBS Financial Services, Inc. (“UBS”), as agent. UBS received a commission of $5,278.00 in connection with the sales. Immediately following this sale, Scripps beneficially owned no shares of our common stock.

     On December 20, 2005, the closing price per share of our common stock on the Nasdaq National Market was $5.18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 21, 2005.